Exhibit 10.1

PowerFlex Agreement

This Agreement is made and entered into among AVA DATA LLC (“Company”), a Delaware limited liability corporation; the CITY OF LENOIR CITY, TENNESSEE (“Distributor”), a Tennessee municipal corporation and TENNESSEE VALLEY AUTHORITY (“TVA”), a corporate agency and instrumentality of the United States of America, created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended.

Distributor purchases all of its power requirements from TVA for resale under contract number 1V-83611U, effective January 1, 1991, as amended (“Wholesale Power Contract”).

Company, Distributor, and TVA participate in TVA’s Interruptible Power Product under Contract No.113185782, effective November 1, 2022. (“IP Product Agreement”).

Company purchases power from Distributor for the operation of its facility site located at 14250 Hickory Creek Rd, Lenoir City, TN 37771.

Under TVA’s PowerFlex Product (“PowerFlex Product”), Company may select to participate in either of two PowerFlex Product types: either (1) Emergency Interruptions only (“Emergency Only Product”) or (2) Emergency Interruptions and Capacity Interruptions (“Emergency & Capacity Product”).

Company, Distributor, and TVA wish to supplement and amend their power supply arrangements in the respects necessary to provide for participation in the PowerFlex Product.

Therefore, the parties agree as follows:
SECTION A - DEFINITIONS

Capitalized terms used in this Agreement, if not defined directly in this Agreement, are defined in the PowerFlex Terms and Conditions attached to and made a part of this Agreement.

SECTION B - EFFECTIVE DATE AND TERM

This Agreement becomes effective on the first day of the first full billing month beginning on or after the date of TVA’s signature (“Effective Date”) and, unless sooner terminated in accordance with Section 7 of the attached PowerFlex Terms and Conditions, will continue in effect through September 30, 2029.

SECTION C - POWERFLEX PRODUCT SELECTIONS

Company agrees to participate in the Emergency Only Product or Emergency & Capacity Product as indicated by the selected boxes below:

Column 1	Column 2	Column 3	Column 4
Selected Product Type	Minimum advance	Minimum advance	Base Capacity
	notification of	notification of Capacity	Interruption Hours
	Emergency Interruptions	Interruptions	each WA Fiscal Year
Emergency Only Product Product ❑	5 Minutes ❑
30 Minutes ❑
60 Minutes ❑
Emergency & Capacity	5 Minutes ❑	30 Minutes*❑	24 ❑	72 ❑
Product El	30 Minutes ❑	4 Hours❑	36 ❑	84 ❑
	60 Minutes ❑	12 Hours ❑	48 ❑	96 El
			60 ❑	>96** ❑

*Not applicable if 60 Minutes is selected under column 2 for the Emergency & Capacity Product.

**If > 96 Minutes is selected under column 4, the Base Capacity Interruption Hours are indicated directly below.

SECTION D - PROTECTED DEMANDS

Company’s Emergency Protected Demand during each seasonal period will be:

Summer Period Winter Period Transition Period

Emergency Protected Demand (kW):	750	750	750

Company’s Capacity Protected Demand during each seasonal period will be:

Summer Period Winter Period Transition Period

Capacity Protected Demand (kW):	750	750	750

SECTION E - COMPANY’S NOTICE DESIGNATIONS

E.1 Interruption Notices. Pursuant to subsection 3.7 of the PowerFlex Terms and Conditions, the designated notice method is verbally, by telephone. Such verbal notices will be given to the Interruption notice phone number(s) provided below. WA will attempt to reach each of the Interruption notice phone number(s) provided. If no one is reached at the phone number(s) provided, TVA may (without obligation) attempt to call the number(s) until one acknowledges the notice or the additional calling attempts have been exhausted.

Interruption notice phone number(s)

TVA may, but is not obligated to, provide additional Interruption notifications to Company through additional avenues that are not currently the notice method designated above in this subsection, such as text message, voicemail, or email. Such notices are provided for convenience only and are provided by WA without obligation.

For the purpose of testing Company’s ability to receive Interruption notices, TVA may test call or send test notifications to one or all of the methods utilized by TVA to communicate notices of Interruptions. Any such test will be designated as a test notification and will not be deemed to be a notice of Interruption. TVA is not responsible for Company action and/or inaction taken in response to a test call or a test notification.

E.2 Other Notices. For receipt of written notices pursuant to subsection 8.1 of the PowerFlex Terms and Conditions, Company has designated the e-mail address(es) below:

SECTION F - INCORPORATION OF ATTACHMENTS

The parties agree that the attached (1) PowerFlex Terms and Conditions and (2) Schedule of Rates and Charges are made a part of this Agreement. In the event of a conflict or inconsistency between or among sections of this Agreement or attachments hereto that are incorporated into the Agreement (by reference or otherwise), the conflict or inconsistency will be resolved by applying the following order of precedence to the elements of the Agreement:

1.
Body of this Agreement; then
2.
PowerFlex Terms and Conditions; and then
3.
Schedule of Rates and Charges.

SECTION G - PREVIOUS INTERRUPTIBLE POWER PRODUCT ADJUSTMENTS

The total number of days that may be omitted from the calculation of the Emergency Monthly Average ID and Capacity Monthly Average ID under subsection 9.1 in the Terms and Conditions of this Agreement during the period from the Effective Date to September 30, 2024, will be reduced by the number of days omitted during the TVA Fiscal Year beginning October 1, 2023, in accordance with Section 5.1 of the IP Product Agreement, if any.

The amount of Base Capacity Interruption Hours under the selection in column 4 of Section C above, available to TVA during the period from the Effective Date to September 30, 2024, will be reduced by the amount of Economic Interruption hours (as defined in the IP Product Agreement) used by TVA during the WA Fiscal Year beginning October 1, 2023, in accordance with Section D of the IP Product Agreement, if any.

SECTION H - PREVIOUS AGREEMENT

The IP Product Agreement is hereby terminated as of the Effective Date.

The parties are signing this Agreement to be effective on the Effective Date.

AVA DATA LLC

GRIID INFRASTRUCTURE INC.

By:	/s/ James D. Kelly III
James D. Kelly III, Chief Executive Officer

POWERFLEX TERMS AND CONDITIONS

SECTION 1 - DEFINITIONS

“5-Minute” is used to designate a quantity that is determined on a 5-minute Clock-interval basis. “30-Minute” is used to designate a quantity that is determined on a 30-minute Clock-interval basis.

“Agreement” means this PowerFlex Agreement signed by Company’s authorized representative, Distributor, and TVA, which also includes these attached PowerFlex Terms and Conditions, attached Schedule of Credits and Charges, any additional attachments to the Agreement, and any subsequent supplements, amendments, or adjustments to the Agreement. Attachments to this Agreement may be referred to individually by the attachment name or collectively as the “Agreement.”

“Annual Average Interruptible Demand” means the average 30-Minute Emergency Interruptible Demand during the Peak Hours in any given 12-consecutive-month period, based on the Emergency Protected Demand that may be applicable at any given time.

“Base Capacity Interruption Hours” means the number of hours specified by Company’s selection under column 4 in Section C of this Agreement, if applicable.

“Capacity Interruptible Demand” means the amount by which any Metered Demand, minus any Excess Demand, exceeds the applicable Capacity Protected Demand, if any.

“Capacity Interruption” means an Interruption that TVA determines, in its sole judgment, is necessary or appropriate to reduce power demand on TVA’s system or any part of TVA’s system. If Company is an Emergency Only Participant, provisions under this Agreement applicable specifically to only Capacity Interruptions will not apply.

“Capacity Protected Demand” means the Metered Demand amounts designated by Company in Section D of this Agreement that Company must not exceed during a Capacity Interruption. If Company is an Emergency Only Participant, the Capacity Protected Demand is not applicable to Company.

“Clock-interval” means a time interval based on the division of an hour from the beginning of a clock-hour and each subsequent consecutive clock interval thereafter in that hour.

“Company Power Contract” means the contract between Company and Distributor under which Company purchases power and energy.

“Contract Demand” means Company’s maximum demand requirements during applicable time periods as provided under the Company Power Contract. Such applicable time periods, if not 24 hours per day, are specified in the Rate Schedule.

“CPT” (Central Prevailing Time) means either Central Standard Time or Central Daylight Time, whichever is currently applicable.

“Demand Ratchet” means the calculation in the Rate Schedule that establishes the level below which Company’s billing demand cannot fall.

“Effective Date” means the date specified in Section B of this Agreement, on which this Agreement becomes effective.

“Emergency & Capacity Participant” means Company has selected to participate in the Emergency & Capacity Product under column 1 in Section C of this Agreement.

“Emergency Interruptible Demand” means the amount by which any Metered Demand, minus any Excess Demand, exceeds the applicable Emergency Protected Demand.

“Emergency Interruption” means an Interruption that TVA determines, in its sole judgment, is necessary or appropriate to address the reliability of the TVA system or the reliability of any portion of the TVA system.

“Emergency Only Participant” means Company has selected to participate in the Emergency Only Product under column 1 in Section C of this Agreement.

“Emergency Protected Demand” means the Metered Demand amounts designated by Company in Section D of this Agreement which Company must not exceed during an Emergency Interruption.

“Excess Demand” means any amount of Metered Demand that is greater than the applicable Contract Demand for the Clock-interval.

“Interruption” means any WA-designated time period during which Company must cease taking Emergency Interruptible Demand or Capacity Interruptible Demand, as required depending on WA’s designation of an Emergency Interruption, Capacity Interruption, or Test Interruption.

“Load Reduction Plan” is the document that describes the actions Company will take to safely and effectively curtail its load so that its 5-Minute Metered Demand is less than or equal to the Emergency Protected Demand or Capacity Protected Demand, as applicable, during any Interruption.

“Metered Demand” means Company’s kilowatt metered power demand. Metered Demand may be determined on a 30-Minute or 5-Minute basis, as applicable, and be adjusted for any transmission and distribution losses.

“Non-Compliant Interval” means any 5-Minute or 30-Minute Clock-interval during an Interruption when the Metered Demand exceeds the Emergency Protected Demand or Capacity Protected Demand, as applicable.

“Peak Hours” means the peak hours set forth in subsection 9.2.
“Performance Factor” means the percentage calculated under subsection 5.1.

“PowerFlex Terms and Conditions” means these PowerFlex Terms and Conditions attached to and made a part of the parties’ Agreement.

“Product Website” means the website(s) or application(s) utilized by WA to provide PowerFlex Product information.

“Rate Schedule” means Distributor’s rate schedule applicable for billing Company under the Company Power Contract, as it may be modified, changed, replaced, or adjusted from time to time as provided under the contractual arrangements between Distributor and TVA (together with the currently effective Adjustment Addendum).

“Summer Period” means the months of June, July, August, and September.

“Test Interruption” means an Interruption that TVA determines, in its sole judgment, is necessary or appropriate to assess the reliability of Company’s response to Emergency Interruptions. The Emergency Protected Demand will be applicable during any Test Interruption unless Company is an Emergency & Capacity Participant and has requested a Capacity Protected Demand Test Interruption in accordance with subsection 5.4 or subsection 6.3 below.

“Transition Period” means the months of April, May, October, and November.

“TVA Fiscal Year” means the period of time from October 1 through September 30 each year.

“Wholesale Rate Schedule” means the wholesale rate schedule in the Schedule of Rates and Charges attached to the Wholesale Power Contract between Distributor and WA.

“Winter Period” means the months of December, January, February, and March.
SECTION 2 - ELIGIBILITY REQUIREMENTS

1.
The Company Power Contract and Distributor’s Wholesale Power Contract with TVA for power supplied to Company’s facility site (a) must be for a term that is at least equivalent to the term of this Agreement and (b) if Company has a Company Power Contract that can only be terminated by giving a notice to terminate, no such notice will be effective any sooner than termination or expiration of this Agreement.

2.
Company’s power meter must be programmed for 5-minute interval metering and capable of remote, near real-time polling, at all times, with a dedicated internet protocol address. TVA may test the remote metering capability once per Summer Period, Winter Period, and Transition Period. Failure to (a) maintain remote, near real-time polling at all times, or (b) pass any metering capability test may result in loss of PowerFlex Product eligibility if remote metering capability is not restored within 25 days.
3.
Company must maintain a minimum of 500 kW of Annual Average Interruptible Demand.
4.
Company’s Contract Demand must be greater than 1 MW.
5.
Company must submit and maintain a Load Reduction Plan in accordance with subsection 3.8 below. An initial Load Reduction Plan acceptable to TVA must be submitted to TVA prior to the Effective Date of this Agreement.
6.
Company must have an active Product Website (or subsequent portal) account. As of the Effective Date, the Product Website is currently found on TVA’s Valley Connect.
7.
Company must not participate in any products or programs deemed by TVA to be incompatible with the PowerFlex Product.
8.
If Company is not a pre-existing Interruptible Power Product participant, Company must pass a Test Interruption to the lowest selected Emergency Protected Demand, in accordance with the PowerFlex Terms and Conditions prior to the Effective Date. This requirement applies to both Emergency Only Product and Emergency & Capacity Product selections.

SECTION 3 - INTERRUPTION REQUIREMENTS, FEATURES, AND NOTIFICATIONS

3.1 Curtailment Requirement. During any Emergency Interruption or Test Interruption, Company will reduce its power demand requirements so that its 5-Minute Metered Demand is less than or equal to the applicable Emergency Protected Demand during the entire Interruption period. During any Capacity Interruption, Company will reduce its power demand requirements so that its 5-Minute Metered Demand is less than or equal to the applicable Capacity Protected Demand during the entire Capacity Interruption period.

3.2 Capacity Interruptions and Interruption Hours. TVA may designate Capacity Interruptions, at any time, once per calendar day, in accordance with the options and requirements specified by Company’s selections in columns 3 and 4 in Section C of this Agreement, if any. The total duration of Capacity Interruptions during any TVA Fiscal Year will not exceed the amount of the selected Base Capacity Interruption Hours. Each Capacity Interruption will be between two and four hours in duration. Base Capacity Interruption Hours will reset each TVA Fiscal Year, with the full selected amount becoming available to TVA for Capacity Interruptions each October 1. If WA does not use any Base Capacity Interruption Hours in the TVA Fiscal Year, unused hours will not carry over to the next WA Fiscal Year. Base Capacity Interruption Hours will not be prorated for any Agreements that become effective after the start of any WA Fiscal Year.

3.3 Emergency Interruptions. TVA may designate Emergency Interruptions in accordance with the options and requirements specified by Company’s selection in column 2 of Section C of this Agreement. WA may designate Emergency Interruptions at any time, for any length of time, and with no daily frequency limit. Provided, however, if WA’s system conditions allow, in TVA’s sole judgement, TVA may contact Company to allow Company to resume taking some or all of Company’s load requirements, subject to any limitations in the Company Power Contract, for a temporary period during an Emergency Interruption. If Company chooses to take load above its Emergency Protected Demand during such temporary period, as specified by TVA, any Metered Demand taken above the Emergency Protected Demand during that period will not be considered in the calculation of the Performance Factor, any applicable charges, or any applicable credits, for that Emergency Interruption. Nothing in this Agreement will be construed to limit the frequency, duration, or hours in which TVA designates Emergency Interruptions.

3.4 Test Interruptions. If Company is an Emergency Only Participant, then Company will be subject to Test Interruptions. Test Interruptions will be no more than one hour in duration and will occur for Company no more often than once every other TVA Fiscal Year; however, if Company achieves a 100% Performance Factor during any Emergency Interruption, such Emergency Interruption will serve as a proxy for a Test Interruption if one has not occurred that WA Fiscal Year. Test Interruptions may be designated by WA at any time in the TVA Fiscal Year in which Company is subject to a Test Interruption. Notwithstanding anything in this Agreement which may be construed to the contrary, Company will not receive any credits, nor will Company be charged any underperformance charges, for any Test Interruptions; however, the calculated Test Interruption Performance Factors will apply under subsection 5.2 and subsection 7.1.

3.5 Interruption Periods. Each Interruption will begin at the time specified in the Interruption notice provided by WA and will end at the time notice is given that the Interruption has ended.

3.6 Interruption Gap. If any Interruption start time begins within 12 hours of the end time of a prior Interruption (the “first Interruption”), for the purposes of calculating the second Interruption’s credits, TVA will use the four full 30-Minute Clock-intervals immediately preceding the time TVA provided notice of the first Interruption in (1) the calculation of the Event Specific Interruptible Demand Reduction under subsection 6.2 below, and (2) the Baseline calculation under subsection 6.4 below.

If there are a series of Interruptions falling within 12 hours of the end time of a prior Interruption, for the purposes of calculating credits for all Interruptions in the series, WA will use the four full 30-Minute Clock-intervals immediately preceding the first Interruption in the series in (1) the calculation of the Event Specific Interruptible Demand Reduction under subsection 6.2 below, and (2) the Baseline calculation under subsection 6.4 below.

3.7 Notice Method. WA will provide notice to Company of an Interruption via a method designated by WA in Section E of this Agreement. Upon not less than 60 days’ written notice to Company, WA may designate a different notice method. In such a case, Company will cooperate with TVA in testing and implementing any new system or method to be used in providing notice of an Interruption.

3.8 Load Reduction Plan. Company will update or validate, as required by TVA, the Load Reduction Plan twice per year in accordance with any instructions that may be supplied by TVA from time to time. Company will provide such update or validation by each June 1 and December 1. The updated Load Reduction Plan must be certified by an authorized representative of Company and be acceptable to TVA. WA’s acceptance of any Load Reduction Plan does not in any way constitute TVA’s assessment of the fitness or efficacy of a Load Reduction Plan. TVA may require the use of a special form or website for Company’s submission of Load Reduction Plans or Load Reduction Plan validations.

3.9 Interference With Availability of Power. The term “force majeure” is any cause reasonably beyond the control of Distributor or WA, such as, but without limitation to, injunction, administrative order, strike of employees, war, invasion, fire, accident, floods, backwater caused by floods, acts of God, or inability to obtain or ship essential services, materials, or equipment because of the effect of similar causes on suppliers or carriers. Acts of God include without limitation the effects of drought if the drought is of such severity as to have a probability of occurrence not more often than an average of once in 40 years.

The availability of power to Company may be interrupted or curtailed from time to time during the term of this Agreement because of force majeure or otherwise. The provisions of subsection 10.1 below apply to any interruptions or curtailment of power and any Interruptions that may occur during the term of this Agreement.

SECTION 4 - CAPACITY INTERRUPTION ACCOUNTING

4.1 Base Capacity Interruption Hours. For the purpose of determining the accrued duration of Base Capacity Interruption Hours (as indicated under column 4 in Section C of this Agreement), designated Emergency Interruption hours will be considered Base Capacity Interruption Hours until the maximum total duration of Base Capacity Interruption Hours has been reached for the TVA Fiscal Year.

4.2 Rounding. For the purpose of determining accrued Interruption hours, Interruptions with durations that are not multiples of one whole hour will be rounded up to the next whole hour duration.

4.3 Daily Interruptions. For the purpose of determining the maximum daily Capacity Interruptions, where such limitation may be applicable,

(a)
a designated Emergency Interruption will be considered a Capacity Interruption if no Capacity Interruption has been designated that day,

and

(b)
if a designated Emergency Interruption spans 0000 hours CPT, an Emergency Interruption will be deemed to have occurred on the day commencing from 0000 hours CPT.

4.4 Test Interruptions. Notwithstanding anything in this Agreement which may be construed to the contrary, Test Interruption hours will not be counted toward any Capacity Interruption hours nor deemed to be Emergency Interruptions.

SECTION 5 - ADJUSTMENTS TO PROTECTED DEMAND

5.1 Performance Factor. For each Interruption, TVA will calculate a Performance Factor as follows:

(

Performance Factor (%) = (1 Average Noncompliant Load)) x 100

Protected Demand

Where

“Average Noncompliant Load” is the average amount by which Company’s 5-Minute Metered Demand during an Interruption exceeds the Emergency Protected Demand or Capacity Protected Demand, as applicable.

“Protected Demand” is the Emergency Protected Demand or Capacity Protected Demand, as applicable, for the Interruption period. However, if the applicable Emergency Protected Demand or Capacity Protected Demand is 0 kW, the Emergency Protected Demand or Capacity Protected Demand used in this calculation will be 1 kW.

5.2 Emergency Interruptions. WA may adjust Company’s Emergency Protected Demand if Company’s response to an Emergency Interruption or Test Interruption (1) results in a Performance Factor less than 97 percent or (2) contains more than six 5-Minute Non-Compliant Intervals. In the event of an adjustment by TVA under this subsection, all of Company’s Emergency Protected Demands will become the average 5-Minute Metered Demand during 5-Minute Non-Compliant Intervals.

Provided, however, if Company is an Emergency & Capacity Participant, in order to maintain TVA’s requirement that any Capacity Protected Demand is greater than or equal to any Emergency Protected Demand, if Company triggers TVA’s right to adjust Company’s Emergency Protected Demand under this subsection, then TVA may also increase all of Company’s Capacity Protected Demands so that no Capacity Protected Demand is less than any Emergency Protected Demand. TVA will provide written notice to Company of any adjustment under this subsection and the adjusted Emergency Protected Demand and adjusted Capacity Protected Demand, if applicable, will become effective on the first day of the month following TVA’s written notice.

Written notices of adjustment under this subsection may be given by TVA at any time following TVA’s determination that Company has triggered TVA’s ability to make an adjustment in Emergency Protected Demand.

5.3 Capacity Interruptions. If Company is an Emergency & Capacity Participant, WA may adjust all of Company’s Capacity Protected Demands if Company achieves a Performance Factor of less than 97 percent in any four Capacity Interruptions in any consecutive 12-month period. In the event of an adjustment by WA under this subsection, all of Company’s Capacity Protected Demands will become the average 5-Minute Metered Demand during 5-Minute Non-Compliant Intervals. TVA will provide written notice to Company of any such adjustment and the adjusted Capacity Protected Demands will become effective on the first day of the month following TVA’s written notice.

Written notices of adjustment under this subsection may be given by TVA at any time following TVA’s determination that Company has triggered TVA’s ability to make an adjustment in Capacity Protected Demand.

5.4 Reinstatement. Following any adjustment of the Emergency Protected Demand and/or Capacity Protected Demand by TVA in accordance with subsection 5.2 or subsection 5.3 above, Company’s previous Emergency Protected Demand and Capacity Protected Demand, if applicable, may be reinstated by TVA if Company requests such reinstatement from TVA, in writing, and demonstrates that it can achieve a 100 percent Performance Factor during an Interruption of the same kind (an Emergency Interruption, Capacity Interruption, or Test Interruption, at the Emergency Protected Demand and/or Capacity Protected Demand, as applicable, in effect prior to WA’s adjustment). In order to facilitate Company’s demonstration of said 100 percent

Performance Factor, Company may request TVA to perform a Test Interruption, and WA may perform that Test Interruption at its sole discretion.

When Company has demonstrated a Performance Factor equal to 100 percent in accordance with the first paragraph in this subsection, WA will adjust Company’s Emergency Protected Demand and/or Capacity

Protected Demand back to the previous level on the first day of the month following WA’s written notice to Company of Emergency Protected Demand and/or Capacity Protected Demand reinstatement.

In WA’s sole discretion, Company and WA may cooperate in fulfilling the requirements of this subsection 5.4 prior to WA’s issuance of a notice of adjustment in accordance with subsection 5.2 or subsection 5.3 above. In such case, WA will not issue a notice of adjustment under subsection 5.2 or subsection 5.3 above related the specific Interruption that would have otherwise caused an adjustment to take effect under subsection 5.2 or subsection 5.3 above.

Written notices of adjustment under this subsection may be given by TVA at any time following TVA’s determination that Company has triggered TVA’s ability to make an adjustment in Emergency Protected Demand and/or Capacity Protected Demand.

SECTION 6 - CREDITS AND CHARGES

6.1 Application of Credits and Charges. Distributor will apply all credits and charges provided under this Agreement to the monthly power bill for Company’s electric service at the facility site; provided, however, Distributor may apply some or all of such credits or charges in arrears.

6.2 Monthly Demand Credits. Subject to subsection 6.3 below, demand credits, calculated on a calendar month basis, to be applied to Company’s power bill will be determined in accordance with the formulas below that produce the highest credit:

Monthly Demand Credit ($) =
the higher of:

(a)
For Emergency Only Participants:

(IC x Emergency Monthly Average ID)+(LC x Emergency Monthly Average ID)

For Emergency & Capacity Participants:

(IC x Emergency Monthly Average ID)+(PC x Capacity Monthly Average
ID)+(LC x Capacity Monthly Average ID)

or

(b)
(IC+PC+LC) xEvent Specific Interruptible Demand Reduction

plus Early Signup Credits.

Where:

“IC” is the Interruptible Credit amount specified in the “Average Onpeak DCAs” section of the Schedule of Credits and Charges.

“PC” is the Participation Credit amount specified in the “Average Onpeak DCAs” section of the Schedule of Credits and Charges.

“LC” is the Lock-in Credit amount specified in the “Average Onpeak DCAs” section of the Schedule of Credits and Charges.

“ESC” is the early subscription credit amount specified in the “Max Onpeak Interruptible DCAs” section of the Schedule of Credits and Charges.

“ILPC” is the interruptible load protection credit amount specified in the “Max Onpeak Interruptible DCAs” section of the Schedule of Credits and Charges.

Early Signup Credits = (ESC + ILPC) x Emergency Max ID

“Emergency Max ID” is the highest 30-Minute Emergency Interruptible Demand during Peak Hours in the calendar month.

“Emergency Monthly Average ID” is the average 30-Minute Emergency Interruptible Demand during Peak Hours in the calendar month, but excluding days on which any Interruption is in effect and any outage days provided under subsection 9.1.

“Capacity Monthly Average ID “ is the average 30-Minute Capacity Interruptible Demand during Peak Hours in the calendar month, but excluding days on which any Interruption is in effect and any outage days provided under subsection 9.1.

“Event Specific Interruptible Demand Reduction” is Company’s highest measured power demand reduction, among all Interruptions in the calendar month, if any, for which the Monthly Demand Credit is being calculated, measured as (1) the highest 30-Minute Metered Demand, excluding any

Excess Demand, established during the four full 30-Minute Clock-intervals immediately preceding the time TVA provides notice of the Interruption, minus (2) the higher of (i) the applicable Emergency Protected Demand or Capacity Protected Demand (depending on if the Interruption is an Emergency Interruption or a Capacity Interruption) or (ii) the highest 30-Minute Metered Demand during the Interruption period.

6.3 Credit Reduction. If Company achieves a Performance Factor of less than 50 percent in any Interruption, TVA may reduce the calculated Monthly Demand Credit applicable under subsection 6.2 above by 50 percent. The full amount of the Monthly Demand Credit may be reinstated by TVA only if Company requests a reinstatement from TVA, in writing, and Company demonstrates a 100 percent Performance Factor during an Interruption of the same kind (an Emergency Interruption, Capacity Interruption, or Test Interruption, at the Emergency Protected Demand and/or Capacity Protected Demand, as applicable, in effect prior to TVA’s adjustment). In order to facilitate Company’s demonstration of said 100 percent Performance Factor, Company may request TVA to perform a Test Interruption and TVA may perform that Test Interruption at its sole discretion. It is recognized that the applicable IC, PC, LC, ESC, and ILPC amounts in the Schedule of Credits and Charges are not reduced by 50 percent in the application of this subsection 6.3.

Any such reduction, or reinstatement following a reduction, will be effective on the first day of the month following written notice to Company from TVA of a reduction or a reinstatement. Written notices of reduction, or reinstatement following a reduction, under this subsection may be given by TVA at any time following TVA’s determination that Company has triggered TVA’s ability to make such reduction, or reinstatement, in the calculated Monthly Demand Credit.

In TVA’s sole discretion, Company and TVA may cooperate in fulfilling the Monthly Demand Credit reinstatement requirements of this subsection 6.3 prior to TVA’s issuance of a notice of reduction. In such case, TVA will not issue a notice of reduction related to the specific Interruption that would have otherwise caused a reduction to take effect under this subsection.

6.4 Energy Credits. The energy credit to be applied to Company’s power bill for each Interruption will be calculated as follows:

Credit =rii (Baseline-Demand)x 1/2 hourx$.10/kWh

Where:

“i” is each 5-minute Clock-interval during an Interruption when Company’s 5-Minute Metered Demand is less than Baseline.

“n” is an Interruption period.

“Demand” is Company’s 5-Minute Metered Demand.

“Baseline” is the highest 30-Minute Metered Demand, minus any Excess Demand, established during the four full 30-Minute Clock-intervals immediately preceding the time TVA provides notice of any Interruption.

6.5 Energy Underperformance Charges. For any Interruption in which Company does not achieve a Performance Factor equal to 100 percent, a charge will be applied to Company’s power bill, and the charge will be calculated as follows:

Charge=E1(Metered Demand-Protected Demand)x 1/2 hour x UP multiplier

Where:

“i” is each 5-Minute Non-Compliant Interval.

“n” is an Interruption period.

“Metered Demand” is the 5-Minute Metered Demand.

“Protected Demand” is the Emergency Protected Demand or Capacity Protected Demand, as applicable.

“UP multiplier” is the applicable amount specified under the “Underperformance Charges” section in the Schedule of Credits and Charges.

6.6 Demand Underperformance Charges

6.6.1 Underperformance Equation Definitions. As used in subsections 6.6.2 and 6.6.3 below:

“DCA” is the sum of IC+PC+LC+ESC+ILPC, as such amounts are specified in the “Average Onpeak DCAs” section and “Max Onpeak Interruptible DCAs” section of the Schedule of Credits and Charges. These are the same amounts as specified in subsection 6.2.

“max underperformance” is the highest difference between the 30-Minute Metered Demand and Emergency Protected Demand or Capacity Protected Demand, as applicable, among all 30-Minute Non-Compliant Intervals.

“initial underperformance” is the difference between the 5-Minute Metered Demand and Emergency Protected Demand during the first 5-Minute Clock-interval of an Interruption if that interval is a Non-Compliant Interval.

6.6.2 Emergency Only Product Demand Underperformance Charges. If Company is an Emergency Only Participant, for any Interruption in which Company does not achieve a Performance Factor equal to 100 percent, a charge will be applied to Company’s power bill, and the charge will be calculated as follows:

For any Interruption with a Performance Factor less than 100 percent but greater than or equal to 97 percent:

Charge ($) = 2xDCA x max underperformance

For any Interruption with a Performance Factor less than 97 percent:

Charge ($) = (2 x DCA x max underperformance)+(DCA x initial underperformance)

6.6.3 Emergency & Capacity Product Demand Underperformance Charges. If Company is an Emergency & Capacity Participant, for any Interruption in which Company does not achieve a Performance Factor equal to 100 percent, a charge will be applied to Company’s power bill, and the charge will be calculated as follows:

Charge ($) = DCA x max underperformance

6.7 Administrative Cost Charges. To help recover TVA’s administrative and other costs of making the PowerFlex Product available, Company will be charged an administrative cost charge. The amount of TVA’s administrative cost charge is provided in the TVA Administrative Cost Charges section of Schedule of Credits and Charges. Distributor may charge an additional administrative cost charge to help recover its costs of making the PowerFlex Product available.

6.8 Contract Demand. For the purposes of calculating power and energy charges under the Rate Schedule, during all full 30-Minute Clock-intervals of an Emergency Interruption or Capacity Interruption, any applicable Contract Demand under the Company Power Contract will be deemed to be the Emergency Protected Demand or Capacity Protected Demand, as applicable. Any applicable Rate Schedule excess charges will apply.

6.9 Minimum Bluing Demand Reduction. Any time that a billing demand or energy charge is to be billed under the Company Power Contract using a Demand Ratchet, Company’s power bill will be reduced by the amount by which:

(a)
the amounts, if any, calculated under Adjustment 3 of the Wholesale Rate Schedule following application of the Demand Ratchet exceeds

(b)
the amounts, if any, that would be calculated under Adjustment 3 of the Wholesale Rate Schedule based on using the applicable Emergency Protected Demand instead of Contract Demand in the application of the Demand Ratchet.

6.10 Demand Ratchet. For the sole purpose of calculating the minimum billing demand reduction in subsection 6.9(b) above, the Demand Ratchet will be calculated using the sum of (i) the Emergency Protected Demand and (ii) the highest applicable Excess Demand established during the preceding 12 months instead of the applicable Contract Demand.

SECTION 7 - TERMINATION

7.1 Agreement Termination. This Agreement may be terminated:

(a)
by TVA upon at least 7 days’ written notice if Company does not meet, at all times, all PowerFlex Product eligibility criteria set forth in Section 2 of these PowerFlex Terms and Conditions;
(b)
by Distributor upon at least 7 days’ written notice if Company violates the terms of the Company Power Contract or Rules and Regulations of Distributor;
(c)
By TVA or Distributor upon at least 60 days’ written notice if any two Performance Factors are equal to or less than 90 percent in a consecutive 12-month period; and
(d)
By TVA upon at least 60 days’ written notice if Distributor’s Wholesale Power Contract with TVA is scheduled to terminate before the expiration date of this Agreement.

7.2 Changes To Company Power Contract. No amendment to the Company Power Contract during the term of this Agreement providing for a different Rate Schedule, Contract Demand, or additional overlay product will be effective unless (1) Company, Distributor, and TVA amend this Agreement to provide for the applicable Rate Schedule, Contract Demand, or additional overlay product, or (2) TVA offers no objection to such a change to the Company Power Contract.

7.3 Termination of Company Power Contract. Notwithstanding anything in the Company Power Contract that may be construed to the contrary, the parties agree that during the term of this Agreement, no notice of termination or notice of non-renewal by Company or Distributor to terminate the Company Power Contract will be effective sooner than the date on which this Agreement expires or terminates.

SECTION 8 – ADMINISTRATION AND ADJUSTMENTS

8.1 Notices.

8.1.1 Notices to Company. Unless a section herein otherwise specifically states the means/method of notice, any written notice required by Distributor or TVA under this Agreement will be deemed properly given if posted on the Product Website, e-mailed to one or more designated Company contacts, or sent in writing to the address specified as the facility site in this Agreement.

8.1.2 Notices to WA. Unless a section herein otherwise specifically states the means/method of notice, written notices required under this Agreement, Interruption notice phone number changes, and changes to email addresses for written notices will be deemed properly given if delivered by e-mail to any designated TVA customer service field representative or through an applicable contact avenue identified on the Product Website. TVA may require an authorized representative of Company to submit such notices using a TVA specified form.

8.1.3 Active e-mail addresses. Company must, at all times, designate at least one active e-mail address for written notices.

8.1.4 Notice Forwarding. Written notices sent by WA to Company will be promptly forwarded to Distributor. Any (1) written notice sent by Distributor to Company or (2) notices of suspension of service sent to Company will be promptly forwarded to TVA.

8.2 Adjustments.

8.2.1 Guidelines. Effective on October 1 of any year, Section 9 below may be changed or adjusted by TVA upon 60 days’ written notice to Company; provided, however, that no such change or adjustment will reduce the monthly or yearly outage day omission limits under subsection 9.1.

8.2.2 Seasonal Periods. Effective on October 1 of any year, and upon not less than 60 days’ written notice to Company, TVA may modify or change the months of the Summer Period, Winter Period, and Transition Period.

8.3 Billing.

8.3.1 Cooperation. Company, Distributor, and WA will cooperate in (1) incorporating PowerFlex Product credits and charges in Company’s monthly power bill, (2) meter reading, (3) billing analysis, and (4) the sharing of Company Power Contract information.

8.3.2 Remote Access. In accordance with guidelines or specifications furnished or approved by TVA, Distributor will provide or otherwise arrange for remote access by WA to the Company power meter.

8.3.3 Wholesale Billing Adjustment. Subject to subsection 8.3.5 below, WA, in calculating the wholesale power invoice for Distributor, will take the following steps with respect to Company: (1) WA will apply a credit to the wholesale power bill equal to any credits applied to Company’s bill by Distributor in accordance with subsection 6.2 and subsection 6.4 above, (2) WA will apply a charge to the wholesale power invoice equal to any charges applied to Company’s bill by Distributor in accordance with subsection 6.5, subsection 6.6, and subsection 6.7 above, and (3) the amount owed by Distributor under Adjustment 3 of the Wholesale Rate Schedule with respect to Company, if any, will be reduced by the amount calculated to reduce Company’s power bill from Distributor under subsection 6.9, if any, and subsection 6.10.

To the extent practicable, said wholesale credits, charges, and reductions will appear on WA’s wholesale power bill to Distributor for the same billing month that Distributor applies PowerFlex Product credits, charges, and reductions to Company’s power bill.

8.3.4 Failure to Pay. In the event that Company fails to pay any PowerFlex Product charges when due, Distributor must promptly notify TVA. Distributor must develop and implement a plan to recover any unpaid amounts in cooperation with WA. Upon failure of Distributor to do so, TVA may institute litigation to enforce payment in the name of Distributor, or in the name of TVA, or in the name of both, and any actions taken by WA in connection with such litigation will be binding on Distributor. Prior to instituting any such litigation, WA will first consult with Distributor. Company’s participation in the PowerFlex Product is deemed to be a part Company’s power supply arrangement with Distributor. Accordingly, Company’s failure to pay any PowerFlex Product charges when due will be deemed to constitute a failure by Company to pay, in full, its power bill from Distributor.

8.3.5 Billing in Arrears. WA may apply and/or furnish to Distributor, one month in arrears, some or all (1) credits, charges, and/or wholesale billing adjustments applicable under this Agreement, and (2) any billing analysis and documentation used in facilitation, calculation, and billing of such amounts.

8.4 Economic Interruption Offers and Other Special Offers. From time to time, TVA may advertise special offers or additional features under the PowerFlex Product (such offers to purchase special economic interruption hours or additional Capacity Interruption hours). Unless otherwise specified in the offer, any additional Interruption hours purchased by TVA under any special offer will be consumed instead of Base Capacity Interruption Hours under subsection 4.1 above in the event of an Emergency Interruption. If the special offer or feature is for a limited time only, for the sake of expediency, Company and TVA may enter into a two-party contract. Any credits or charges under such special offer, whether implemented through a two-party contract or otherwise, will be billed and administered by Distributor and TVA in the same manner as the other charges and credits in this Agreement. TVA will notify Distributor if Company participates in any special offers implemented through a two-party contract.

8.5 Power System Information. For Company’s convenience, TVA may allow Company access to TVA power system information and power system forecasts. All such information is deemed to be proprietary information (“Proprietary Information”) and Company’s obligations with respect to such Proprietary Information provided during Company’s participation in the PowerFlex Product will survive the termination or expiration of this Agreement.

As a condition of participation in the PowerFlex Product and in consideration of TVA’s making Proprietary Information available to Company, (i) Company agrees not to divulge Proprietary Information to third parties without the written consent of WA, and (ii) Company further agrees not to use the Proprietary Information disclosed to it by TVA for any purpose other than those set forth in this Agreement. Nothing in this paragraph will prevent Company from making disclosures to other parties that are required by law; provided, Company must endeavor to secure the agreement of such other party to maintain the information in confidence. In the event that Company is unable to secure such agreement, Company must notify TVA with reasonable promptness so that TVA may join Company in the pursuit of such an agreement of confidence, or take any other action it deems appropriate.

Nothing in this subsection 8.5 restricts or limits WA’s right to execute Interruptions and TVA may execute Interruptions without regard to whether or not a potential Interruption has been projected. Further, the failure or inability for any reason of Company to access information about a potential Interruption, shall not alter Company’s obligation to comply with any Interruption.

TVA makes no statement, representation, claim, guarantee, assurance, or warranty of any kind whatsoever, including, but not limited to, representations or warranties, express or implied, of merchantability, fitness for a particular use or purpose, accuracy, or completeness, of any estimates, information, service, or equipment furnished or made available to Company through the PowerFlex Product. Company hereby waives, and releases the United States of America, TVA, and their directors, officers, agents, and employees from any and all claims, demands, or causes of action, including, without limitation, consequential damages, arising out of or in any way connected with any estimates, information, service, or equipment furnished or made available under this subsection.

SECTION 9 - GUIDELINES

9.1 Outages. Company may omit certain days in which a planned or forced outages occur from the calculation of the Emergency Monthly Average ID and Capacity Monthly Average ID described in subsection 6.2. The number of days that may be omitted is limited to 10 days per calendar month and 40 days per TVA Fiscal Year.

In order to omit planned and forced outage days from the Emergency Monthly Average ID and Capacity Monthly Average ID calculations, Company must designate with TVA all planned or forced outages in accordance with operating procedures and guidelines as may be furnished by TVA, in writing to Company, from time to time. Current operating procedures and guidelines require:

o
Company must provide TVA outage designations at least 24 hours in advance of planned outages through the Product Website. Designations must include the amount of load not available for Interruption, an estimated outage start time and date, and an estimated return-to-service time and date.
o
Company must designate forced outages to TVA as quickly as operationally feasible through the Product Website, but no more than 24 hours after the start of the forced outage. Designations must include the amount of load not available for Interruption and an estimated return-to-service time and date.

Company has until midnight on the last day of the calendar month to designate, via the Product Website, which outage days from that calendar month to exclude from the calculation of the Emergency Monthly Average ID and Capacity Monthly Average ID described in subsection 6.2.

9.2 Peak Hours. Peak hours are

(1)
1:00 pm to 7:00 pm CPT during the months of April through October, and
(2)
4:00 am to 10:00 am CPT during the months of November through March;

excluding weekends and weekdays observed as Federal holidays for New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and November 1.

SECTION 10 - MISCELLANEOUS

10.1 Release. Company assumes all risk of loss, injury, or damage to Company and/or third parties, including but not limited to, Company equipment and facilities, resulting from its response to any interruption or curtailment of power and any Interruptions under this Agreement. Company releases TVA and Distributor, its agents and employees, from all liability for Company’s and/or third parties’ personal injuries, Company’s property damage, or loss of life or property of Company’s employees or loss of same to third parties arising out of or in any way connected with Company’s participation in this Agreement and any interruption or curtailment of power. In no event shall TVA or Distributor be liable to Company under the Company Power Contract, to include this Agreement, for any consequential, indirect, special, exemplary, or punitive damages resulting from any power Interruption, interruption, or curtailment, regardless of (a) whether such damages were foreseeable; (b) whether or not the other party was advised of the possibility of such damages; and/or (c) the legal or equitable theory (whether sounding in contract, tort, or otherwise) upon which the claim is based.

10.2 Enforceability. If any provision of this Agreement is held to be unenforceable, then that provision will be modified to the minimum extent necessary to make it enforceable. If said modification is not permitted by law, then that provision will be disregarded. If a provision is modified or disregarded in accordance with this subsection, then the rest of this Agreement will remain in effect as written, and any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable.

10.3 Consideration. The credits and incentives provided to Company under this Agreement is the full consideration to be provided to Company for its participation in this Agreement.

10.4 Relationship of Distributor, Company, and TVA. Company remains a customer of Distributor and is not a directly served customer of TVA. Distributor retains responsibility for all power service, billing, and customer relations matters except as provided otherwise with respect to the PowerFlex Product. Company and TVA may at any time communicate directly concerning matters relating to the PowerFlex Product; further WA will have sole responsibility for designating Interruptions.

10.5 Suspension of Service. Power supply from Distributor under the Company Power Contract may be suspended, in accordance with the Rules and Regulations of Distributor.

10.6 Waivers. A waiver of any requirement under this Agreement will not be considered a waiver of any other or subsequent requirement.

Schedule of Credits and Charges
(June 1, 2024)

TVA Administrative Cost Char. es

For companies served under a Rate Schedule that includes an administrative charge: $350 per month.

For companies served under a Rate Schedule that does not include an administrative charge: $700 per month.

These TVA administrative cost charges are in addition to any of Distributor’s administrative cost charges.

Average Onpeak DCAs

The following Credit Table 1 applies to both Emergency Only Product and Emergency & Capacity Product participants. The amounts in Credit Table 1 will apply corresponding to Company’s selection under column 2 in Section C of this Agreement.

Credit Table 1

Column 2 Selection	IC: Interruptible Credit Amounts ($/kW)
5 minutes	4.76
30 minutes	4.26
60 minutes	3.24

The following Credit Table 2 applies to Company if Company is an Emergency & Capacity Participant. If Credit Table 2 is applicable to Company, the amounts in Credit Table 2 will apply corresponding to Company’s selection under column 2, column 3, and column 4 in Section C of this Agreement. (Some credit amounts in Credit Table 2 may be $0.00/kW.)

If Credit Table 2 does not apply to Company, then the applicable PC: Participation Credit amount is $0.00/kW.

Credit Table 2

		PC: Participation Credit Amounts ($/kW)
Column 2 Selection	Column 3 Selection	Column 4 Selection
		24 hours	36 hours	48 hours	60 hours	72 hours	84 hours	96 hours & >96 Hours
5 minutes	30 minutes	0.40	0.45	1.79	2.35	2.74	3.73	4.71
5 minutes	4 hours	0.29	0.32	1.29	1.69	1.97	2.68	3.39
5 minutes	12 hours	0.00	0.00	0.74	1.36	1.59	2.16	2.73
30 minutes	30 minutes	0.27	0.31	1.22	1.60	1.86	2.54	3.20
30 minutes	4 hours	0.20	0.22	0.88	1.15	1.34	1.83	2.31
30 minutes	12 hours	0.16	0.18	0.71	0.93	1.08	1.47	1.86
60 minutes	4 hours	0.16	0.19	0.75	0.98	1.14	1.55	1.96
60 minutes	12 hours	0.13	0.15	0.60	0.79	0.92	1.25	1.58

The following Credit Table 3 applies to Company if the Effective Date of this Agreement is October 1, 2024, or earlier. If Credit Table 3 is applicable to Company, the amounts in Credit Table 3 will apply corresponding to Company’s selection under column 1, column 2, column 3, and column 4 in Section C of this Agreement. (Some credits amounts in Credit Table 3 may be $0.00/kW.)

If Credit Table 3 does not apply to Company, then the applicable LC: Lock-in Credit amount is $0.00/kW.

Credit Table 3

	LC: Lock-in Credit Amounts ($/kW)
Column 2 Selection	If Column 1 is selection is Emergency Only ($/kW} (Applicable to Emergency Only Participants)	Column 3 Selection	Column 4 Selection (Applicable to Emergency & Capacity Participants)
			24 Hours I	36 Hours	48 Hours	60 Hours	72 Hours	84 Hours	96 Hours & >96 Hours
5 minutes	0.89
5 minutes		30 minutes	0.99	0.99	0.99	0.99	0.99	0.99	0.99
5 minutes		4 hours	0.00	0.00	0.00	0.00	0.00	0.00	0.00
5 minutes		12 hours	0.00	0.00	0.00	0.00	0.00	0.00	0.00
30 minutes	0.00
30 minutes		30 minutes	1.49	1.49	1.49	1.49	1.49	1.49	1.49
30 minutes		4 hours	0.50	0.50	0.50	0.50	0.50	0.50	0.50
30 minutes		12 hours	0.34	0.32	0.20	0.50	0.50	0.50	0.50
60 minutes	0.00
60 minutes		4 hours	0.00	0.00	0.00	0.00	0.00	0.00	0.00
60 minutes		12 hours	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Max Onpeak Interruptions DCAs

“ESC” is the “early subscription credit” amount. The ESC is applicable to Company if this Agreement has an Effective Date of August 1, 2024, or earlier. If ESC is applicable to Company, then the applicable ESC credit amount is $0.66/kW. If the ESC is not applicable to Company, then the applicable ESC credit amount is $0.00/kW.

“ILPC” is the “interruptible load protection credit.” The ILPC is applicable to Company if this Agreement has an Effective Date of October 1, 2024, or earlier. If ILPC is applicable to Company, it will be calculated as the average incremental change in TVA’s revenue requirement adjustment applicable to the Direct Service Manufacturing Power Rate--Schedule DSMD Summer Period, Winter Period, and Transition Period Onpeak demand charges, over the adjustment applicable on October 2, 2023, that may initially become effective on or after October 1, 2024, but no later than September 30, 2029. As of June 1, 2024, TVA’s revenue requirement adjustment is found under column 2 of the TVA Adjustment Addendum to Direct Service Power Rates Schedules published and updated by TVA from time to time. For the sake of clarity, it is recognized that any adjustment amounts to said Schedule DSMD demand rates applicable before October 1, 2024, will not be included in this average calculation and the average will only include the incremental change in TVA’s revenue requirement adjustment amount. If ILPC is not applicable to Company, then the applicable ILPC amount is $0.00/kW.

Underperformance Charges

“UP multiplier” is the higher of (1) $0.150 per kWh or (2) TVA’s hourly Top Cost for each clock-hour in which curtailment occurs.

Top Cost means TVA’s projected hour ahead cost for supplying the last 100 MW of the total amount of the entire load which TVA projects it will be serving in that hour (including both native system load and off-system load to be supplied by TVA under exchange arrangements).